OREGON METALLURGICAL CORPORATION


                                  EXHIBIT 11.1

                         Earnings per share computation
                      (in thousands except per share data)


                                                                  Three Months Ended                   Six Months Ended
                                                               ------------------------            ------------------------
                                                               June 29,        June 30,            June 29,        June 30,
                                                                 1997            1996               1997            1996
                                                                 ----            ----               ----            ----

Net income                                                   $     7,532       $  5,186          $   15,243       $  8,531
                                                             ===========       ========          ==========       ========

Weighted average shares outstanding                               16,294         11,316              16,224         11,187

Weighted average share equivalents assumed
  issued from Excess Benefit Plan                                     18             76                  25             92

Weighted average share equivalents
assumed issued from exercise of warrants
and stock options                                                     88             93                  92             85

Weighted average share equivalents assumed
issued as part of Employee Compensation Plans                        110             68                 112             54
                                                             -----------       --------          ----------       --------

Weighted average share and share
equivalents outstanding                                           16,510         11,553              16,453         11,418
                                                             ===========       ========          ==========       ========

Net income per share                                         $      0.46       $   0.45          $     0.93       $   0.75
                                                             ===========       ========          ==========       ========


Earnings per share computed on both the primary and fully diluted bases are the same.